Exhibit 23.5
CONSENT OF WRIGHT & COMPANY, INC.
     We hereby consent to the incorporation by reference in this Automatic Shelf Registration Statement on Form S-3 of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2006, which uses the name Wright & Company, Inc., refers to Wright & Company, Inc., and includes information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

WRIGHT & COMPANY
/s/ D. Randall Wright
By:	D. Randall Wright
President

Brentwood, TN
September 25, 2007